Exhibit 16.1

April 3, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Savara Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01. of Form 8-K of Savara Inc. dated March 29, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Austin, Texas